UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2011

PERNIX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-14494	33-0724736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33219 Forest West Street Magnolia, TX	77354
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 934-1825

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

(a)           On September 8, 2010, in connection with its acquisition of Macoven Pharmaceuticals, LLC (“Macoven”), Pernix Therapeutics Holdings, Inc. (the “Company”) entered into an employment and non-compete agreement with John McMahon (the “Employee”) and Macoven under which the Employee became Vice President of Sales of Macoven (the “Original Agreement”).  The Company disclosed its acquisition of Macoven and the Original Agreement in a Current Report on Form 8-K filed with the SEC on September 14, 2010 (the “Initial Report”).  The contents of the Initial Report, as they relate to the Original Agreement, including Exhibit 10.1, are incorporated by reference herein.

On March 14, 2011, the Company, Macoven, and the Employee entered into an amended and restated employment and non-compete agreement, which supersedes the Original Agreement (the “Amended and Restated Agreement”).  Therefore, the Original Agreement has been terminated effective March 14, 2011.

The Original Agreement had provided the Employee with quarterly opportunities to earn shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) based on Macoven’s net income for the related period.  However, no such shares were earned during the term of the Original Agreement.

Item 1.01	Entry into a Material Definitive Agreement

(a)           On March 14, 2011, the Company, Macoven, and the Employee entered into the Amended and Restated Agreement.  Under the terms of the Amended and Restated Agreement, the Employee continues to be employed by Macoven as Vice President of Sales at a base salary of $208,000.  In connection with the execution of the Amended and Restated Agreement, Macoven paid the Employee a one-time cash bonus of $200,000.  The Employee is eligible to earn annual cash bonuses based on his performance beginning with the fiscal year 2011 up to a maximum 100% of his base salary.  Any such annual bonus will be determined by Macoven in its discretion.

In addition to the annual cash performance bonus, under the Amended and Restated Agreement, beginning with the quarter ended June 30, 2011 and continuing for the next nineteen quarterly periods thereafter, if Macoven generates $1 million in quarterly net income, then the Employee is entitled to a payment of $200,000 (the “Employee Quarterly Bonus”).  In addition, if the annual net income for a given calendar year exceeds $4 million, and the Employee did not earn an Employee Quarterly Bonus for the second and/or third quarter of that year, then the Employee will be entitled to an Employee Quarterly Bonus for the missed quarter(s) in addition to any Employee Quarterly Bonus earned based on net income for the fourth quarter of that calendar year.  The Employee must be employed on the last day of a quarter in order to be eligible for an Employee Quarterly Bonus for that quarter.

In each quarter for which an Employee Quarterly Bonus is payable, the Amended and Restated Agreement also provides for the establishment of a “Quarterly Bonus Pool.”  For each quarter beginning with the quarter ended June 30, 2011 and continuing for the next nineteen quarterly periods thereafter, if Macoven generates $1 million in quarterly net income, a “Quarterly Bonus Pool” of $200,000 is set aside.  In addition, if the annual net income for a given calendar year exceeds $4 million, and no Quarterly Bonus Pool was established for the second and/or third quarter, then a Quarterly Bonus Pool will be established for such quarter(s) in addition to any Quarterly Bonus Pool established based on net income for the fourth quarter of that calendar year.  The compensation committee (the “Committee”) of the Company’s board of directors must approve the list of participants and allocate the entirety of the Quarterly Bonus Pool among those participants.  Participants in the Quarterly Bonus Pool are selected by the Committee in its discretion, and may include any full-time or part-time employees of the Company, Macoven, or any other affiliate of the Company (including the Employee), provided such person was employed with the Company or its affiliates on the last day of the applicable quarter.  All such determinations are at the discretion of the Committee.

The Committee, in its discretion, may elect to pay any Employee Quarterly Bonus or Quarterly Bonus Pool payment in cash, shares of Common Stock, or a combination of the two.  Under the Amended and Restated Agreement, any shares of Common Stock so issued must be issued from, and subject to the general terms and conditions of, the Company’s equity incentive plans.

The Company has a right of first refusal on any shares of Common Stock the Employee is awarded under the Amended and Restated Agreement should he wish to transfer them at any time.  In addition, during the term of the Amended and Restated Agreement, the Employee may not transfer any shares of Common Stock that he owns (regardless whether those shares were earned under the Amended and Restated Agreement) in an amount exceeding 15% of the average weekly trading volume of the Common Stock for the previous completed twelve calendar weeks.

The Amended and Restated Agreement also provides the Employee with a change of control payment of two times his base salary, should a change of control of the Company, as defined in the Company’s 2009 Stock Incentive Plan, in which all outstanding shares of Common Stock are exchanged for consideration in the form of cash or securities of another entity occur on or before March 31, 2013.

The Amended and Restated Agreement expires on June 30, 2016, but will automatically renew annually thereafter unless otherwise terminated by Macoven or the Employee.  In the event that the Employee is terminated without cause, he is entitled to receive an amount equal to one year’s annual base salary and health insurance coverage for one year.  Under the terms of the Amended and Restated Agreement, the Employee is prohibited from engaging in any business that directly or indirectly competes with Macoven’s business or soliciting any employees or customers of Macoven until at least 12 months following the date of his termination of employment for any reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PERNIX THERAPEUTICS HOLDINGS, INC.

Dated: March 16, 2011	By:	/s/ Tracy S. Clifford
Tracy S. Clifford
Chief Financial Officer